Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in the Current Report on Amendment No. 1 to Form 8-K/A of Westmoreland Coal Company dated June 29, 2006, of our report dated March 10, 2006, related to the financial statements of Westmoreland—LG&E Partners as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005.

/s/ Deloitte & Touche LLP

Indianapolis, Indiana
November 2, 2006